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                                                                   Exhibit 10.23


The Compensation Committee will conduct an annual evaluation of the CEO's performance, in terms of individual and Company results. The results of this review are measured against specified criteria established at the beginning of each year to determine the annual bonus payment for the CEO.

At the beginning of each performance period, the Compensation Committee will set the performance expectation for each criterion.

     . Company Performance - determined using the weighted average of the objective measurement of specific criteria. The target award is paid when the expected performance is achieved. A maximum payment equal to 120% of the target award is paid for exceptional performance (defined as expected performance plus 20%).

     . CEO Performance - determined by the subjective measurement of performance criteria identified annually. The measurement scale ranges from 1 to 10 with 10 equaling 120% of the target bonus and 1 equaling no payment. A score of 5 equates to 55% of the target bonus. Linear interpolation is used to determine the award levels of scores between whole numbers.

Target Incentive Level
----------------------

The recommended targeted incentive level for the CEO is 40% of salary. No incentive is paid if performance falls below 80% of the targeted level. Maximum payment of 120% of the targeted bonus (48% of salary) is awarded for actual performance as specified by each performance criteria.

Performance Criteria
--------------------

The specific criteria and weightings to be used in the evaluation are:

Company Performance (60% of total incentive opportunity)

     Pre Patronage Dividend Income
     Capital Adequacy
     Asset Utilization

CEO and Senior Management Team Performance (40% of total incentive opportunity)

     CEO Leadership with the Board
     CEO Leadership with Senior Management
     CEO External Impact (industry, community)
     Performance of senior management as a team